UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 17, 2004

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The PNC Financial Services Group, Inc. has entered into a tentative settlement of the consolidated putative class actions pending against PNC in the United States District Court for the Western District of Pennsylvania. This tentative settlement is reflected in a Memorandum of Understanding dated as of December 17, 2004 between the plaintiffs and PNC, certain of our former and current executive officers, and AIG Financial Products Corp.

The tentative settlement of this lawsuit is subject to completion of final documentation, court approval and other conditions, including some that are outside the control of the parties.

At the same time, we settled all claims between us, on the one hand, and AIG Financial Products and its affiliate, American International Surplus Lines Insurance Company (“AISLIC”), on the other hand, related to the subject matter of the litigation. AIG Financial Products was our counterparty in the transactions that gave rise to the events that constitute the subject matter of this lawsuit, which we refer to as the PAGIC transactions. AISLIC is one of our insurers.

The following are the key elements of these settlements:

•	Payments into Settlement Fund. Our insurers will pay $30 million into a Settlement Fund for the benefit of the class. AIG Financial Products will pay $4 million into the Settlement Fund to settle potential claims by the plaintiffs against it.

The plaintiffs have been in contact with the Administrator of the Restitution Fund established pursuant to the Deferred Prosecution Agreement dated June 2, 2003 between the United States Department of Justice and our subsidiary, PNC ICLC Corp., and intend to coordinate the administration and distribution of the Settlement Fund with the distribution of the Restitution Fund.

Neither PNC nor any of our current or former officers, directors or employees will be required to contribute any funds to this settlement.

•	Assignment of Claims. We are assigning to the plaintiffs claims we may have against the non-settling defendant in this lawsuit and all other unaffiliated third parties (other than AIG Financial Products and its predecessors, successors, parents, subsidiaries, affiliates and their respective directors, officers and employees (collectively, “AIG”)) relating to the subject matter of the lawsuit.

•	Pending Insurance Claim. We settled our claim against AISLIC related to our contribution to the Restitution Fund for a payment to us of $11.25 million, which represents a portion of AISLIC’s share of our overall claim. The payment will be made on or before January 15, 2005. We are preserving our claim against our other insurers with respect to their portion of any amounts disbursed to victims out of the amount we contributed to the Restitution Fund.

•	Other AIG Claims. We and AIG Financial Products settled all other claims between us arising out of the PAGIC transactions for a payment from us of $2 million, which will be made on or before January 15, 2005.

•	Other Claims. In connection with the settlement of the lawsuit, the claims of Independent Fiduciary Services on behalf of our Incentive Savings Plan and its participants will be resolved and the class covered by the settlement will be expanded to include participants in the Plan. In addition, the settlement of this lawsuit will resolve the derivative claims asserted by one of our putative shareholders and any other derivative demands that may be filed in connection with the PAGIC transactions.

•	Releases. We will be releasing our insurers from any further liability to PNC arising out of the events that gave rise to the lawsuit, except for the claims against the insurers other than AISLIC relating to our $90 million payment to the Restitution Fund.

PNC and AIG are releasing each other with respect to all claims between us arising out of the PAGIC transactions.

We expect pretax net income to be increased by the net amount of $9.25 million in the fourth quarter of 2004 resulting from our settlements with AIG Financial Products and AISLIC. There will be no financial impact to PNC from the settlement of the class action lawsuit.

We will be responsible for the costs of administering the settlement and may incur additional costs in the future in connection with the advancement of expenses and/or indemnification obligations related to the subject matter of this lawsuit. We do not expect such costs to be material.

The legal proceedings and other matters that are the subject of this Item 8.01 are discussed in more detail in Part II, Item 1 of our Form 10-Q for the quarter ended September 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: December 21, 2004	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller